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                     [Letterhead - Dillon, Read & Co. Inc.]


                    CONFIDENTIALITY AND STANDSTILL AGREEMENT

August 16, 1995

Pfizer Inc.
235 East 42nd Street
New York, NY 10017

Attention:  P. Nigel Gray
            President, Hospital Products Group


Ladies and Gentlemen:

We have advised you that Dillon, Read & Co. Inc. ("Dillon Read") is acting on behalf of Corvita Corporation ("Corvita" or the "Company") with respect to your discussions with the Company. In connection with your analysis of a possible acquisition transaction with the Company, you have requested certain oral and written information concerning the Company from officers, directors, employees and/or agents of the Company, including Dillon Read, to be disclosed pursuant to this Agreement (collectively, the "Information"). As a condition to being furnished with the information, you agree (and agree to cause your affiliates) to treat the Information in accordance with the following:

     1. The Information disclosed pursuant to this Agreement will be used solely for the purpose of evaluating a possible acquisition transaction between the Company and you and will not be used for any other purpose or in any way directly or indirectly in competition with or detrimental to the Company, and said Information will be kept confidential by you and your advisors and not be disclosed to any third party provided, however, that you may disclose the said Information or portions thereof to those of your directors, officers, employees and representatives (the persons to whom such disclosure is permissible being collectively called "Representatives") who need to know such Information for the sole purpose of evaluating your possible acquisition transaction with the Company (it being understood that those Representatives will be informed by you of the confidential nature of the Information and will agree to be bound by this agreement and shall be directed by you not to disclose the said Information to any other person). You agree to be responsible for any breach of this agreement by your Representatives.
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Pfizer Inc.
August 16, 1995
Page 2

     In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Information supplied to you pursuant to this Agreement it is agreed that you will (i) provide the Company with prompt notice of such request(s) and the documents requested so that the Company may seek an appropriate protective order and/or waive your compliance with the provisions of this agreement, and
     (ii) take such legally available steps, as the Company may reasonably request, to resist or narrow such request provided that any expenses (including legal fees and expenses) incurred by you in carrying out the Company's request will be reimbursed by the Company. It is further agreed that if in the absence of a protective order or the receipt of a waiver hereunder you are nonetheless, in the reasonable written opinion of your legal counsel, compelled to disclose Information concerning the Company to any tribunal or else stand liable for contempt or suffer other censure or penalty, you may disclose such Information to such tribunal without liability hereunder; provided, however, that you shall give the Company written notice of the Information to be so disclosed as far in advance of its disclosure as is practicable, shall furnish only that portion of the Information which is legally required, and shall take such steps as reasonably requested by the Company provided that any expenses incurred by you in carrying out the Company's request shall be reimbursed by the Company.

2. The term "Information" does not include any information which (i) is already in your possession on the date hereof, (ii) is or becomes generally available to and known by the public (other than as a result of a wrongful disclosure directly or indirectly by you or your Representatives), (iii) becomes available to you on a nonconfidential basis from a source other than the Company or its advisors, provided that such source is not and was not bound to your knowledge (after reasonable inquiry) by a confidentiality agreement with or other obligation of secrecy to the Company with respect thereto or (iv) is independently acquired or developed by you (which you can show through written documentation) without violating any confidentiality agreement with or other obligation of secrecy to the Company.

3. When the Company so requests, you will return promptly to Dillon Read or the Company all copies, extracts or other reproductions in whole or in part of the Information in your possession or in the possession of your Representatives which was disclosed only pursuant to this Agreement, and you will destroy all copies of any memoranda, notes, analyses, compilations, studies or other documents prepared by you or for your use based on, containing or reflecting any Information which was disclosed only pursuant to this Agreement. Such destruction shall, if requested, be certified in writing to Dillon Read or the Company by an authorized officer supervising such destruction.

4. Without the prior written consent of the Company, you will not, and will direct your Representatives not to, disclose to any person either the fact that any investigation, discussions or negotiations are taking place concerning a possible acquisition transaction between the Company and you, or that you have requested or received Information from the Company or Dillon Read pursuant to this Agreement, or any of the terms, conditions or other facts with respect to any such possible acquisition transaction, including the status thereof. The term "person" as used throughout this agreement will be interpreted broadly to

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Pfizer Inc.
August 16, 1995
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     include, without limitation, any corporation, company, partnership or individual, or any governmental instrumentality or any official or employee thereof.

     In addition, without the prior written consent of the Company, you will not, and will direct your Representatives not to, hold any discussion whatsoever with suppliers, customers and/or any other person with whom the Company has a relationship regarding any potential acquisition transaction involving the Company, the possible terms of any such acquisition transaction or the fact that any investigation, discussions or negotiations are taking place concerning a possible acquisition transaction between you and the Company.

5. You understand and acknowledge that neither the Company nor Dillon Read is making any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and none of the Company, Dillon Read, or any of their respective directors, officers, employees, stockholders, owners, affiliates or agents will have any liability to you or any other person resulting from your use of the Information. Only those representations or warranties that are made to you in a definitive transaction agreement when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive transaction agreement, will have any legal effect.

6. You also understand and agree that unless and until a definitive transaction agreement has been executed and delivered, no contract or agreement providing for a transaction with the Company shall be deemed to exist between you and the Company, and neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such transaction by virtue of this or any written or oral expression thereof, except, in the case of this agreement, for the matters specifically agreed to herein. For purposes of this paragraph, the term "definitive transaction agreement" does out include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer, bid proposal or expression of interest on your part.

7. You agree that the Company shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this agreement, in addition to all other remedies available to the Company at law or in equity including, but not limited to, reasonable attorney's fees. You also hereby irrevocably and unconditionally consent to submit to the jurisdiction of the courts of the State of Florida and Courts of the United States of America located in State of Florida for any actions, suits or proceedings arising out of or relating to this agreement (and you agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement, in the courts of the State of Florida or of the United States of America located in the State of Florida, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in inconvenient forum.

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Pfizer Inc.
August 16, 1995
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B.   You hereby acknowledge that you are aware that the securities laws of the
     United States prohibit any person who has material, non-public information concerning the Company or a possible transaction involving the Company from purchasing or selling securities of the Company in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

     You agree that, for a period of two years from the date of this agreement, unless such action shall have been specifically approved in writing by the Board of Directors of the Company, none of you, any of your affiliates or any Representatives will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, participate in or cause or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries,
     (ii) any tender or exchange offer or merger or other business combination involving the Company or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or (iv) any "solicitation" of "proxies" (as such terms are used in proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, (b) form, join or in any way participate in a "group" (as such term is used in regulations under the Exchange Act) for the propose of acquiring, holding, voting or disposing of equity securities of the Company, (c) otherwise act, alone or in concert with others, to seek to control or influence the management, the Board of Directors or policies of the Company, (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above, or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing, except that you shall be free of any restriction or obligation imposed by this Paragraph 8 if one or more third parties has taken any one or more of the actions set forth above or has announced its intention to do so.

9. You agree that the Company reserves the right, in its sole and absolute discretion, to reject any or all proposals, to decline to furnish further Information and to terminate discussions and negotiations with you at any time. The exercise by the Company of these rights shall not affect the enforceability of any provision of this agreement.

10. Without the prior written consent of the Company you agree not to directly or indirectly solicit for employment any of the current employees of the Company so long as they are employed by the Company during the period in which there are discussions or negotiations conducted pursuant to this agreement and for a period of one year after abandonment or termination of such discussions or negotiations. For the purposes of this paragraph, a solicitation will not include general employment solicitations, including newspaper advertisements and industry publications, or employees of the Company who approach you.

11. This agreement will be governed and construed in accordance with the laws of the State of Florida as applied to agreements to be performed entirely within the State of Florida. No amendment, modification or discharge of this agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom

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Pfizer Inc.
August 16, 1995
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     enforcement of the amendment, modification, discharge or waiver is sought.
     No delay or failure at any time on the part of any party in exercising any right, power or privilege under this agreement, or in enforcing any provision of this agreement, shall impair any such right, power or privilege, or be construed as a waiver of such provision, or be construed as a waiver of any default or any acquiescence therein, or shall effect the right of any party thereafter to enforce each and every provision of this agreement in accordance with its terms. This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

12. All obligations of the Parties under this Agreement (other than obligations arising from breaches of this Agreement occurring prior to the end of such three year period) shall terminate three years from the date of this Agreement.

If you agree with the foregoing, please so indicate by signing and returning one executed copy of this letter, which will constitute our agreement with respect to the subject matter of this letter.

Very truly yours,

DILLON, READ & CO. INC. on behalf of
CORVITA CORPORATION

BY: /s/ Tamara A. Baum
   -------------------
     Tamara A. Baum
     Managing Director

Confirmed and Agreed as of
the day written above:

PFIZER INC.


By: /s/ P. Nigel Gray
   -------------------
     P. Nigel Gray
     President, Hospital Products Group